UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2015

Amedica Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 7, 2015, the Board of Directors of Amedica Corporation authorized the implementation of certain cost saving measures which included a reduction in staff of 25 employees, or approximately 28% of the company’s workforce as the result of a comprehensive business review to improve financial performance, increase operational efficiencies and strengthen the Company’s value proposition. The staff reduction was implemented and completed on January 8, 2015.

Conditional on the execution of a release of potential claims, all employees whose employment is being terminated as part of the workforce reduction will be provided with severance pay and benefits. In addition, the Company has arranged to make outplacement services available to all employees whose employment is being terminated.

Amedica estimates the staff reductions to result in savings of approximately $2.8 million in cash operating expenses on a going forward basis, with estimated one-time severance and related costs related to the restructuring of approximately $600,000 expected to be recorded in the first quarter of 2015. Amedica does not anticipate that there will be any further material future cash expenditure associated with the workforce reduction. The estimated savings and costs noted above are subject to a number of assumptions. Actual results and experience may differ materially as a result of various important factors, including the risks and uncertainties described under the heading “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K, which are incorporated by reference herein. Amedica may incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	In connection with Amedica’s staff reduction, Gordon Esplin, the company’s Vice President Finance and Principal Accounting Officer, also left the employ of the company.

(c)	Effective January 9, 2015, Ty Lombardi has been appointed to serve as the company’s Vice President Finance and Principal Accounting Officer. Mr. Lombardi previously served as the Director of Finance for the company from March 2014 through January 2015. Prior to joining Amedica, Mr. Lombardi was part owner of Cadence Consulting Corporation, where he served as principal consultant from January 2006 to March 2014 and provided a wide range of financial and accounting services. Mr. Lombardi is a Certified Public Accountant and has a M.S. in Accounting from Brigham Young University.

In connection with Mr. Lombardi’s appointment, he was granted an option to acquire 25,000 shares of the company’s common stock at an exercise price of $0.97 per share.

(e)	On January 8, 2015, the Board of Directors approved the repricing of 690,859 non-qualified stock options issued to certain directors, officers and employees of the company. The options were originally granted between March 2014 and October 2014 at exercise prices ranging from $1.45 to $7.22 per share. The new exercise price for these options will be $0.95 per share. The action included the repricing of 100,000 non-qualified stock options awarded on August 13, 2014 to Mr. Bryan McEntire, Chief Technology Officer of the company, with an exercise price of $2.95 per share.

Item 8.01	Other Events.

On January 12, 2015, Amedica Corporation issued a press release announcing the workforce reduction described in Item 2.05 of this Current Report on Form 8-K. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Amedica Corporation Press Release dated January 12, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: January 12, 2015	/s/ B. Sonny Bal
B. Sonny Bal, MD
Chief Executive Officer